Exhibit 10.56

Nutritional, Wellness & CBD Products
Development, Manufacturing & Distribution

6601 Lyons Road, L-6
Coconut Creek, Fl 33073
Company Website: www.nutralifebiosciences.com
Telephone: 1-888-509-8901 OTC Markets OTC: NLBS

March 16th, 2020

CONFIDENTIAL

Convertible Promissory Note

Attn: JOSEPH CORSO

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE NOTE EQUITY KICKER

For value received, NutraLife BioSciences, Inc., a Florida corporation (the "Company"), promises to pay Joseph Corso (the "Holder"), the principal sum of $200,000.00, together with interest from the date of this Note on the unpaid principal balance as provided in Section 2 below. This Note is subject to the following terms and conditions.

1. Maturity

Subject to Section 3, principal and all accrued interest under this Note shall be due and payable upon demand by the Holder at any time after *June 3oth, 2020* (the "Maturity Date"). Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with all accrued interest thereon, shall become immediately due and payable upon the occurrence of an Event of Default (as hereinafter defined).

2. Interest

The outstanding principal of all advances hereunder will bear interest at the rate of interest per month of 12% percent (12%) per month. Interest on the outstanding principal of all advances shall be payable monthly according to the following schedule; April 30th 2020 $24K, May 31st 2020, $24K and June 30th 2020 Principle and interests $224K. Interest shall be computed on the basis of a one hundred and seven (107)-day year and actual days elapsed. Interest payments shall be made monthly with the first payment due on April 30th, 2020.

3. Conversion

(a) Investment by the Holder

The entire principal amount of and accrued interest on this Note (at the Holder's option) shall be convertible into shares of the Company's common stock, $.0001 par value (the "Conversion Stock") in a single transaction or a series of related transactions. The number of shares of Conversion Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus (if applicable) accrued interest by (ii) the price per share of eight and a half cents ($0.085) The investor will have paired price protection should the company raise additional capital at a lower strike price per share.

(b) Mechanics and Effect of Conversion

No fractional shares of the Conversion Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with another securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

4. Equity Kicker

Upon Holder signing the note agreement and receipt of two hundred thousand dollars ($200,000.00) Company will issue to the Holder Four Hundred thousand shares (400,000) of the Company's common shares, at $.0001 par value as additional consideration for the Note.

5. Payment

All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. The Company shall have the right to prepay this Note, in whole or in part, prior to the Maturity Date without penalty.

6. Events of Default

The occurrence of any of the following shall constitute an "Event of Default" hereunder:

(a) Failure to Pay

The Company shall fail to pay (i) any principal payment on the due date hereunder or (ii) any interest or other payment required pursuant to the terms hereof on the date due and such payment shall not have been made within thirty (30) days of Company's receipt of Holder's written notice to the Company of such failure to pay; or

(b) Breaches of Covenants

The Company shall fail to observe or perform any covenant, obligation, condition or agreement contained herein (other than those covenants specified in Section 5(a) of this Note) and (i) such failure shall continue for thirty (30) days, or (ii) if such failure is not curable within such thirty (30) day period, but is reasonably capable of cure within sixty (60) days, either (A) such failure shall continue for sixty (60) days; or

(c) Voluntary Bankruptcy or Insolvency Proceedings

The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted pursuant to any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(d) Involuntary Bankruptcy or Insolvency Proceedings

Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.

8. Rights of Holder upon Default

Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it hereunder or pursuant to applicable law.

9. Transfer, Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder except in connection with an assignment in whole to an affiliate corporation.

10. Governing Law

This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

11. Notices

Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), addressed to the party to be notified at such party's address as set forth on the signature page hereto or as subsequently modified by written notice.

12. Amendments and Waivers

Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company, the Holder and each transferee of the Note.

13. Shareholders, Officers and Directors Not Liable

In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

14. Representations and Warranties of Holder and Transfer Restrictions

Holder hereby represents and warrants to the Company with respect to the purchase of this Note and the Conversion Stock.

(a) Binding Obligation

The Holder has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note is a valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

(b) Investment and Accredited Investor

The Holder understands that the investment in the Note and the Conversion Stock is a speculative investment, and represents that it is aware of the business affairs and financial condition of the Company, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Note, and that it is purchasing the Note for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws. Holder further represents that it understands that the Note and the Conversion Stock have not been registered under the Securities Act or applicable state securities laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bonafide nature of the Holder's investment intent as expressed herein. The Holder acknowledges that neither the Company nor any other person offered to sell the Conversion Stock to it by means of any form of general solicitation or advertising, including but not limited to: **(a)** any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; or **(b)** any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

The Holder acknowledges and understands that the Note and the Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available, and that the Company is under no obligation to register or qualify the Note or the Conversion Stock. The Holder is an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act.

(c) Access to Data

The Holder acknowledges that it has had an opportunity to discuss the Company's business, management and financial affairs with its officers and directors. The Holder understands that such discussions as well as any written information issued by the Company were intended to describe the aspects of the Company's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

(d) Restrictions on Transferability

The Note and the Conversion Stock shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 13(d), which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Investor will cause any proposed purchaser, assignee, transferee, or pledgee of the Note and the Conversion Stock held by the Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 13(d). Prior to any proposed sale, assignment, transfer or pledge of this Note or the Conversion Stock (collectively the "Restricted Securities"), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of the Holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accomplished at the Holder's expense by either (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to the Commission's Rule 144, an appropriate restrictive legend, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

IN WITNESS WHEREOF, the Parties hereto have executed this Term Sheet on March 16th, 2020.

NUTRALIFE BIOSCIENCES, INC.	
By: *Edgar Ward* (Signature) Edgar Ward, Chief Executive Officer **Address for Notice:** NutraLife Biosciences, Inc. Attn: Edgar Ward, Chief Executive Officer 6601 Lyons Rd. L-6 Coconut Creek, Fl. 33073 edgar@NutraFuels.com	By: ____________________ **(Signature-Authorized Signatory)** ____________________ **(Print Name-Authorized Signatory)** Title: **Address for Notice:** ____________________ Phone: ______________ Email: ______________

03/16/20
WIRE REF# 20200316-00010008 INCOMING WIRE TRANSFER
Deposit $100,000.00

03/18/20
WIRE REF# 20200318-00002022 INCOMING WIRE TRANSFER
Deposit $100,000.00